Exhibit 99.1

Makism 3D Corp. (OTCBB: MDDD) ("Makism 3D" or the "Company"), a manufacturer of consumer and professional grade 3D printers, wishes to provide the following letter to shareholders.

To our shareholders:

An explanation.

Firstly, we at Makism 3D Corp. would like to sincerely apologise for the lack of communication in the past few months. We are fully aware that this is unacceptable and insofar as we haven't been idle, we hope to make up for some of this lack of communication with this letter today.

Less than a year ago Makism 3D Corp. was founded through the reverse merger of Umicron Ltd, a UK based technology company founded by CEO Luke Ruffell with the goal of manufacturing a cost-effective, high quality 3d printer suitable for application within every home, school and office environment across the globe.

Company CEO Luke Ruffell recognised the potential and invited several collaborators to participate in the development of the company. Hindsight proved this to be detrimental to the shareholders of Makism 3D Corp. Luke had the drive to succeed and make his vision into a reality, however the team in place although enthusiastic, did not possess the required skillset to contribute to meaningfully advance the Company's business objectives.

As a result, Luke was placed into the unfortunate position of having to take on all the various functions within the Company. However, his sole focus had to be on accelerating the development of the 3D printer, which resulted in other important areas of the business not receiving their fullest attention.

What lies ahead...

Having learnt from these missteps, and upon achieving renewed interest and commitment from key investors, Luke has opted to formulate a "new" lean and effective operation to further the company's 3d printer development and turn his vision into reality.

Today, we are pleased to announce that Makism 3D Corp. has relocated to a new commercial premises with a new highly motivated and experienced team and is excited to announce forthcoming plans to release the physical concept of our 3d printer in the coming weeks.

We invite investors and customers alike to remain current with our announcements and of the timeliness of our commercial launch which will be announced shortly.

Company CEO Luke Ruffell states: "I am extremely pleased that the company has been given the opportunity to move ahead and together we will endeavour to surpass any goals originally set by the Makism 3D team."

About Makism 3D Corp. (OTCBB: MDDD) Makism 3D Corp. is a 3D printer manufacturer based in Cambridge, United Kingdom. Its mission is to design and build efficient, reliable and attractive consumer and professional grade 3D printers. The Company believes there is enormous scope for innovation within the design, usability, and engineering of 3D printers, and has identified a valuable new market segment located between the low cost professional market and the high-end consumer market. Find out more at www.makism3d.com.

Cautionary Language Concerning Forward-Looking Statements: Information set forth in this press release contains forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in Makism 3D Corp.'s filings with the Securities and Exchange Commission available at: www.sec.gov. Makism 3D Corp. disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.